UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2012

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code)  (877) 848-3866

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On February 21, 2012, Summit Entertainment, LLC (“Summit”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), entered into an Amended and Restated Credit, Security, Guaranty and Pledge Agreement (the “Amended Credit Agreement”) among Summit, certain of its subsidiaries as guarantors, certain lenders specified therein, and JPMorgan Chase Bank, N.A. as administrative agent, amending the Credit, Security, Guaranty and Pledge Agreement dated January 13, 2012.

The Amended Credit Agreement continues to provide for a senior secured term loan to Summit in a principal amount of $500 million (the “Term Loan”), repayable in quarterly installments equal to $13.75 million, with the balance payable on the final maturity date. The Term Loan is also repayable periodically to the extent that excess cash flow is generated by Summit and its subsidiaries. All outstanding principal and interest under the Term Loan will be due and payable on September 7, 2016. The obligations of Summit under the Amended Credit Agreement are senior secured obligations and are guaranteed by certain of its subsidiaries.

The Amended Credit Agreement reflects, among other things, a decrease of 0.50% in the interest rate margin under the Term Loan (to 4.50% above the Alternative Base Rate in the case of Alternative Base Rate Loans and 5.50% above LIBOR in the case of LIBOR loans), a decrease of 0.25% in the floor LIBOR rate for LIBOR loans (to 1.25%), and the definition of Foreign Rights Loan (as defined therein).

The Amended Credit Agreement continues to contain customary covenants, restrictions and events of default, including, but not limited to, maintenance of a minimum liquidity ratio and a minimum fixed charge coverage ratio and limitations on overhead expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2012

LIONS GATE ENTERTAINMENT CORP.
(Registrant)

	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer